Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Reports Second Quarter 2023 Financial Results and Provides Corporate Update

Last patient enrolled in XEN1101 Phase 2 X-NOVA clinical trial in major depressive disorder with topline data expected in late November to mid-December

Continued progress across all XEN1101 Phase 3 epilepsy programs including in X-TOLE2 and X-TOLE3 clinical trials in focal onset seizures and X-ACKT in primary generalized tonic-clonic seizures

Xenon to host XEN1101 MDD Webinar in mid-September to discuss Kv modulation in MDD, the X-NOVA clinical trial and the broader MDD landscape

Conference call at 4:30 pm ET today

VANCOUVER, British Columbia, August 9, 2023 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, today reported financial results for the second quarter ended June 30, 2023 and provided a corporate update.

Mr. Ian Mortimer, Xenon’s President and Chief Executive Officer, stated, “We are pleased to announce that patient enrollment is complete in our XEN1101 Phase 2 “X-NOVA" study in major depressive disorder, or MDD. We expect the last patient to be randomized in the near term and anticipate more than 160 total patients will be randomized, which exceeds our planned target of 150 patients. We look forward to X-NOVA topline data in late November to mid-December. In advance of these results, we will be hosting a webinar in mid-September to review the MDD landscape and the potential of the Kv mechanism to treat MDD as well as details on our X-NOVA clinical trial.”

Mr. Mortimer continued, “We are also excited about the advancements across our broad XEN1101 Phase 3 epilepsy program, including continued progress in our X-TOLE2 and X-TOLE3 clinical trials in patients with focal onset seizures and in our X-ACKT clinical trial in patients with primary generalized tonic-clonic seizures. Lastly, we are looking forward to a read-out from our Phase 2 partnered program with Neurocrine in the fourth quarter of this year.”

Highlights and Anticipated Milestones

XEN1101

XEN1101 is a differentiated Kv7 potassium channel opener being developed for the treatment of epilepsy and other neurological disorders, including major depressive disorder, or MDD.

XEN1101 for Epilepsy (Focal Onset Seizures)

Xenon’s XEN1101 Phase 3 epilepsy program includes two identical Phase 3 clinical trials, called X-TOLE2 and X-TOLE3, that are designed closely after the Phase 2b X-TOLE clinical trial. These multicenter, randomized, double-blind, placebo-controlled trials are evaluating the clinical efficacy, safety, and tolerability of XEN1101 administered as adjunctive treatment in approximately 360 patients per study with focal onset seizures, or FOS. The primary efficacy endpoint is the median percent change, or MPC, in monthly seizure frequency from baseline through the double-blind period, or DBP, of XEN1101 compared to placebo.

XEN1101 for Epilepsy (Primary Generalized Tonic-Clonic Seizures)

Xenon’s Phase 3 X-ACKT clinical trial is intended to support potential regulatory submissions in an additional epilepsy indication of primary generalized tonic-clonic seizures, or PGTCS. This multicenter, randomized, double-blind, placebo-controlled study is evaluating the clinical efficacy, safety, and tolerability of XEN1101 administered as adjunctive treatment in approximately 160 patients with PGTCS. The primary efficacy endpoint is the MPC in monthly PGTCS frequency from baseline through the DBP of XEN1101 compared to placebo.

Upon completion of the DBP in X-TOLE2, X-TOLE3, or X-ACKT, eligible patients may enter an open-label extension, or OLE, study for up to three years. In addition, the ongoing X-TOLE Phase 2b OLE continues to generate important long-term data for XEN1101.

XEN1101 for Major Depressive Disorder

Based on promising pre-clinical data with XEN1101 and published clinical data generated using ezogabine, Xenon is evaluating the clinical efficacy, safety and tolerability of XEN1101 administered as monotherapy in patients with MDD in a Phase 2 clinical trial called X-NOVA. Designed as a randomized, double-blind, placebo-controlled, multicenter clinical study, the primary objective is to assess the efficacy of XEN1101 compared to placebo on improvement of depressive symptoms in subjects diagnosed with moderate to severe MDD, using the Montgomery-Åsberg Depression Rating Scale, or MADRS, score change through week six. Patient enrollment has been completed in the X-NOVA study, with topline results anticipated in late November to mid-December of this year.

In addition, Xenon is collaborating with the Icahn School of Medicine at Mount Sinai to support an ongoing investigator-sponsored Phase 2 proof-of-concept, randomized, parallel-arm, placebo-controlled multi-site study of XEN1101 for the treatment of MDD in approximately 60 subjects.

NBI-921352

Xenon has an ongoing collaboration with Neurocrine Biosciences to develop treatments for epilepsy. Neurocrine Biosciences has an exclusive license to XEN901, now known as NBI-921352, a selective Nav1.6 sodium channel inhibitor. Neurocrine Biosciences has completed patient enrollment in a Phase 2 clinical trial evaluating NBI-921352 in adult patients with focal onset seizures, with data expected in the fourth quarter of this year. In addition, a Phase 2 clinical trial is underway evaluating NBI-921352 in patients aged between 2 and 21 years with SCN8A developmental and epileptic encephalopathy, or SCN8A-DEE. Pursuant to the terms of the agreement, Xenon has the potential to receive certain clinical, regulatory, and commercial milestone payments, as well as future sales royalties.

Second Quarter 2023 Financial Results

Cash and cash equivalents and marketable securities were $652.2 million as of June 30, 2023, compared to $720.8 million as of December 31, 2022. Based on current operating plans, including the completion of the XEN1101 Phase 3 epilepsy studies, Xenon anticipates having sufficient cash to fund operations into 2026. As of June 30, 2023, there were 63,718,350 common shares and 2,253,858 pre-funded warrants outstanding.

No revenue was recognized for the quarter ended June 30, 2023 compared to $0.5 million of research and development services revenue under the Neurocrine Biosciences collaboration for the same period in 2022. The research component under the Neurocrine Biosciences collaboration ended in June 2022.

Research and development expenses for the quarter ended June 30, 2023 were $44.0 million, compared to $22.1 million for the same period in 2022. The increase of $21.9 million was primarily attributable to increased expenses related to our XEN1101 program to support the Phase 3 epilepsy clinical trials, the ongoing X-NOVA Phase 2 MDD clinical trial, as well as increased personnel-related costs due to an increase in employee headcount and stock-based compensation expense.

General and administrative expenses for the quarter ended June 30, 2023 were $11.6 million, compared to $8.7 million for the same period in 2022. The increase of $2.9 million was primarily attributable to personnel-related costs due to an increase in employee headcount and stock-based compensation.

Other income for the quarter ended June 30, 2023 was $7.9 million, compared to other expense of $0.9 million for the same period in 2022. The change was primarily attributable to an increase in interest income, as well as an unrealized fair value gain on trading securities recognized in 2023, compared to an unrealized fair value loss for the same period in 2022.

Net loss for the quarter ended June 30, 2023 was $47.5 million, compared to $31.2 million for the same period in 2022. The increase in net loss was primarily attributable to higher operating expenses, driven by research and development expenses related to the XEN1101 Phase 3 epilepsy clinical trials, and increased employee headcount and higher stock-based compensation expense across the organization, partially offset by an increase in other income.

Conference Call Information

Xenon will host a conference call and webcast today at 4:30 pm Eastern Time (1:30 pm Pacific Time) to discuss its second quarter 2023 results. The audio webcast can be accessed on the Investors section of the Xenon website. Participants can access the live conference call by dialing (800) 715-9871, or (646) 307-1963 for international callers, and provide conference ID number 7071952. A replay of the webcast will be available on the website approximately one hour after the conclusion of the event and will be archived for approximately one month.

About Xenon Pharmaceuticals Inc.

Xenon Pharmaceuticals (NASDAQ:XENE) is a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of and potential results from clinical trials; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of our and our partners’ product candidates; the efficacy of our clinical trial designs; our ability to successfully develop and achieve milestones in our XEN1101 and other development programs; the timing and results of our interactions with regulators; our ability to successfully develop and obtain regulatory approval of XEN1101 and our other product candidates; anticipated enrollment in our clinical trials and the timing thereof; and our expectation that we will have sufficient cash to fund operations into 2026. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; promising results from pre-clinical development activities or early clinical trial results may not be replicated in later clinical trials; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates, including XEN1101, may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; the impact of pandemics, epidemics and other public health crises on our research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, regulatory agencies and related review times, and contractors who act for or on our behalf; the impact of unstable economic conditions in the general domestic and global economic markets; adverse conditions from geopolitical events; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta, and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

XENON PHARMACEUTICALS INC.

Condensed Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents and marketable securities	$539,600	$592,087
Other current assets	5,016	8,211
Marketable securities, long-term	112,592	128,682
Other long-term assets	27,691	25,166
Total assets	$684,899	$754,146

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$26,936	$22,214
Other current liabilities	1,223	488
Other long-term liabilities	10,283	9,947
Total liabilities	$38,442	$32,649

Shareholders’ equity	$646,457	$721,497
Total liabilities and shareholders’ equity	$684,899	$754,146

XENON PHARMACEUTICALS INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$—	$536	$—	$9,302

Operating expenses:
Research and development	44,040	22,146	83,556	41,506
General and administrative	11,584	8,705	21,119	15,480
Total operating expenses	55,624	30,851	104,675	56,986
Loss from operations	(55,624)	(30,315)	(104,675)	(47,684)
Other income (expense)	7,943	(883)	15,557	(3,578)
Loss before income taxes	(47,681)	(31,198)	(89,118)	(51,262)
Income tax recovery (expense)	220	40	(70)	434
Net loss	(47,461)	(31,158)	(89,188)	(50,828)
Net loss attributable to preferred shareholders	—	—	—	(385)
Net loss attributable to common shareholders	$(47,461)	$(31,158)	$(89,188)	$(50,443)

Other comprehensive loss:
Unrealized loss on available-for-sale securities	$(1,479)	$—	$(299)	$—
Comprehensive loss	$(48,940)	$(31,158)	$(89,487)	$(50,443)

Net loss per common share:
Basic and diluted	$(0.72)	$(0.55)	$(1.36)	$(0.91)
Weighted-average common shares outstanding:
Basic and diluted	65,861,138	56,192,922	65,792,910	55,522,857

Investor/Media Contact:

Jodi Regts
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com